Exhibit 99.4


                             EMPLOYMENT AGREEMENT

     THIS AGREEMENT, entered into as of the 27th day of October, 1993 is by and between CHATEAU PROPERTIES, INC., (hereinafter referred to as the "Company"), a Maryland corporation with principal offices located at 19500 Hall Road, Clinton Township, Michigan 48038, and C.G. KELLOGG, an individual residing at 48930 Pointe Lakeview, Chesterfield, Michigan 48047 (hereinafter referred to as the "Executive").

                                 WITNESSETH:

     WHEREAS, the Executive has been previously employed in various capacities by Chateau Estates, a predecessor to the Company; and

     WHEREAS, the Company is in the process of making an initial public offering of its common stock ("Public Offering") and, in connection therewith desires to hire the Executive as President and Chief Executive Officer upon the terms and conditions contained herein and the Executive is willing and agrees to accept such employment upon such terms and conditions;

     NOW, THEREFORE, in consideration of the premises and covenants set forth herein, the parties hereto agree as follows:

1.   EMPLOYMENT

     A. The Company shall employ the Executive, and the Executive hereby accepts such employment upon the terms and conditions hereinafter set forth.

     B. The Executive will be employed by the Company in the capacity of President and Chief Executive Officer and will have such responsibilities as shall be assigned to him by the Board of Directors of the Company from time to time. As used herein, the term "Company" shall mean Chateau Properties, Inc., CP Limited Partnership, a Maryland limited partnership of which the Company is the general partner, and any other entity over which the Company has direct or indirect control.

     C. While employed by the Company, the Executive shall devote his full time and exert his best efforts to perform his duties, and shall faithfully, diligently and to the utmost of his ability and to the reasonable satisfaction of the Company, perform all such management duties consistent with his positions at the Company.

II.  TERM

     A. The employment of the Executive pursuant to the provisions of this Agreement shall commence as of the date of the Public Offering and shall continue for a period of three (3) years thereafter ("Initial Period"). Thereafter this Agreement shall automatically be renewed for successive one
(1) year periods ("Renewal Periods") unless terminated by either party by delivering written notice to the other party at least 120 days prior to the end of the Initial Period or any Renewal Period, or as otherwise provided in paragraph E1 hereof. The Initial Period and each Renewal Period shall collectively be referred to as the "Employment Period."


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     B.   Any termination of this Agreement shall not, however, effect the provisions of paragraphs IV and V which shall survive such termination in accordance with their terms.

III. COMPENSATION

     A. Salary. In consideration of services rendered by the Executive hereunder, the Company shall pay the Executive a salay during the Employment Period at the rate of One Hundred Fifty Thousand ($150,000) Dollars per year, payable in accordance with the Company's existing payroll practices.

     B. Bonus. The Executive shall receive an annual bonus in such amount as shall be determined by the Board of Directors of the Company in its sole discretion.

     C.   Other Benefits.

          1. The Company shall provide the Executive during the Employment Period with such other fringe benefits as the Company may from time to time provide its executives, including life insurance, health insurance, disability insurance, participation in any pension or profit sharing plan then in effect, and vacation benefits. In addition, the Company shall provide the Executive an automobile which is commensurate with his position in the Company.

          2. In addition, the Company will reimburse the Executive for any and all travel and out-of-pocket expenses reasonably incurred by the Executive for the purpose of performing his services hereunder, such reimbursement to be made upon presentation to and approval by the Company of receipts, vouchers and other evidence satisfactory in itemizing such expenses in reasonable detail in accordance with the Company's regular practice.

IV.  COVENANT NOT TO COMPETE

     A. The Executive hereby acknowledges and recognizes the highly competitive nature of the business of the Company and accordingly agrees for the consideration stated above that, during and for the period commencing with the date hereof and ending on the later of the date of the termination of the Employment Period hereunder, or the date on which the Executive shall no longer be a director of the Company, ("Primary Non-Compete Period") he will not other than on behalf of the Company, directly or indirectly, in any state where the Company is then conducting business:

          1. Conduct, engage in or have an interest in any person or entity engaging in (whether as an owner, principal, agent, representative, lender, stockholder, partner, employer, consultant, officer, director or otherwise) any business, operation and/or service in any manner similar to or related to the business of owing, acquiring, developing and/or operating manufactured housing communities (except as a passive investor in less than one (1%) percent of the outstanding capital stock of a publicly traded corporation);

          2. Directly or indirectly solicit, divert, take away, accept or interfere with any business, customer (including former customers of the Company) trade or patronage of the

                                      2.

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     Company; or

          3. Directly or indirectly employ, attempt to employ or solicit for employment any employee of the Company;

     B. It is expressly understood and agreed that although the Executive and the Company consider the restrictions contained above reasonable for the purpose of preserving for the Company its good will and other proprietary rights, if the aforesaid restrictive covenant is found by any court having jurisdiction to be unreasonable because it is too broad in any extent, then the restrictions herein contained shall nevertheless remain effective, but shall be deemed amended as may be considered to be reasonable by such court, and as so amended shall be enforced. If the Executive violates the provisions hereof, the Company shall not, as a result of the time involved in obtaining relief, be deprived of the benefit of the full period of the restrictive covenant. Accordingly, in the event of such a violation, the term of this covenant not to compete shall toll until the date relief is granted.

     C. The Company shall have the right to elect to extend the term of the non-compete for a period of one (1) year ("Extension Period") following the end of the Primary Non-Compete Period, by giving written notice to the Executive on or prior to the end of the Primary Non-Compete Period and by paying the Executive an amount equal to the base salary earned by the Executive during the last 12 months of the Employment Period, such amount to be paid in 12 equal consecutive monthly payments, with the first payment due at the end of the first month of the Extension Period. In the event the Company so elects to extend the period of the non-compete, the Executive agrees to be bound by the provisions of that paragraph IV A hereof for such additional 12-month period.

V.   CONFIDENTIALITY OF INFORMATION

     The Executive acknowledges that the Company may have trade secrets and confidential information concerning the operation of their real estate and acquisition strategy which are valuable, special and unique assets of the Company, access to and knowledge of which may be essential to the performance of the Executive's duties hereunder ("Confidential Information"). In recognition of this fact, the Executive agrees that he will not, during or after the Employment Period, disclose any Confidential Information to any person, firm, corporation, association or other entity for any reason or purpose whatsoever, except as necessary in the performance of his duties as an employee of the Company and then only under a written confidentiality agreement in such form and content as requested by the Company from time to time, nor shall the Executive make use of any Confidential Information (other than information in the public domain) for his own purposes or for the benefit of any person, firm, corporation or other entity (except the Company) under any circumstances during or after the Employment Period.

VI.  REMEDIES

     In the event of a breach or threatened breach by the Executive of the provisions of Paragraphs IV or V hereof, the Executive agrees that money damages would be inadequate and that the Company shall be entitled to an injunction restraining him from such breach and, at the election of the Company, upon the failure of the Executive, to cure or correct such breach within thirty days


                                      3.

after written notice thereof has been given to the Executive all rights of the Executive under Paragraph III shall thereupon terminate. Nothing herein contained shall be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach.

VII. MISCELLANEOUS

     A. Notices. Any notice required or permitted to be given under this Agreement shall be deemed properly given if in writing and if mailed by registered or certified mail, postage prepaid with return receipt requested, to his residence in the case of the Executive, or, in the case of the Company, to the principal office of the Company, to the attention of its Chairman of the Board, with a copy to Timmis and Inman, 300 Talon Centre, Detroit, Michigan 48207 or to any subsequent address as the parties may hereafter provide.

     B. Waiver of Breach. The waiver by either party of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach.

     C. Assignment. This Agreement is personal in its nature and neither of the parties hereto shall, without the consent of the other, assign or transfer this Agreement or any rights or obligations hereunder, except that the Company may assign or transfer this Agreement to a successor corporation in the event of merger, consolidation or transfer or sale of all or substantially all of the business and assets of the Company; provided that, in the case of any such assignment or transfer, this Agreement shall, subject to the provisions hereof, be binding upon and inure to the benefit of such successor corporation and such successor corporation shall discharge and perform all the obligations of the Company hereunder.

     D. Entire Agreement. This Agreement supersedes any and all prior understandings, oral or written, between the parties as to services to be performed by the Executive for the Company, constitutes the entire agreement between the parties and cannot be amended, supplemented, or modified except in writing signed by both parties. Notwithstanding the foregoing, the parties acknowledge that the Deferred Compensation Agreement shall continue in full force and effect with respect to the compensation earned thereunder.

     E.   Termination of Employment.

          1. The Executive's employment hereunder may be terminated at any time during the Employment Period, for cause (as hereinafter defined) by action of the Board of Directors of the Company upon giving the Executive notice of such termination, which termination may be effective immediately. As used herein, the term "Cause" shall mean any of the following events:

               (a) The Executive's conviction of or plea of guilty or nolo contendere to a crime involving moral turpitude or a crime providing for a term of imprisonment of one year or more;

               (b) The Executive's (A) willful gross misconduct, or (B) neglect of or inattention to duties which is not cured within thirty (30) days after written notice thereof by the Company to the Executive; or

                                      4.


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               (c)  The violation by the Executive of any covenant or
          provisions set forth in this Agreement.

          2. If the Executive dies, his employment under Paragraph I hereof shall be deemed to cease as of the date of his death.

          3. Notwithstanding the provisions of cause (1) above, if the Executive is incapacitated by accident, sickness or otherwise so as to render him mentally or physically incapable of performing the services required of him under Paragraph I for a period of one hundred eighty
     (180) days during any twelve month period ("Total Disability"), upon the expiration of such period or at any time thereafter, by action of the Board of Directors of the Company, the Executive's employment under Paragraph I may be terminated immediately upon giving him notice to that effect, without any obligation to pay any severance pay as otherwise provided in Paragraph VII E hereof, other than disability payments made pursuant to any disability insurance policy maintained by the Company.

     F. Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Michigan, the principal place of business of the Company.

     G. Headings. The headings of the Paragraphs hereof are for convenience only and shall not control or affect the meaning or construction or limit the scope or intent of any of the provisions of this Agreement.

     H. Public Offering. In the event the Public Offering is not consummated on or before December 31, 1993, this Agreement shall be null and void and neither party shall have any liability to the other hereunder.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                        COMPANY:

                                        CHATEAU PROPERTIES, INC.

                                        /s/ John A. Boll
                                        -------------------------
                                        By: John A. Boll
                                        Its: Chairman of the Board


                                        EXECUTIVE:

                                        /s/ C.G. Kellogg
                                        -------------------------
                                        By: C.G. Kellogg

                                      5.


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                             AMENDMENT AGREEMENT

AMENDMENT AGREEMENT, dated this 17th day of September, 1996 between Chateau Properties, Inc. (the "Company"), a Maryland Corporation and C.G. Kellogg (the "Executive").

                                  WITNESSETH

WHEREAS, on October 27, 1993 the parties entered into an Employment Agreement (the "Agreement") under which the Executive was employed by the Company; and

WHEREAS, the parties desire to amend the Agreement as hereinbelow set forth.

Section VII of the Agreement is hereby amended by adding the following paragraph I, to read in full as follows:

I.      Payments Pursuant to Severance Agreements.

        In the event that there is a change in control (as defined in the Severance Protection Agreement between the Executive and the Company of September 17, 1996), and Section 3 of the Severance Protection Agreement becomes applicable, this Agreement shall terminate and no longer be in full force or effect.

        Except as herein modified, the Agreement remains in full force and effect, unmodified and unamended.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment Agreement on the day and date first above written.

                                        /s/ C.G. Kellogg
                                        ---------------------------
                                        C.G. KELLOGG


                                        CHATEAU PROPERTIES, INC.
                                        By: /s/ John A. Boll
                                            ----------------
                                        Name: John A. Boll
                                        Title: Chairman of the Board